PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Amanda Gillum

(606) 324-2914

POAGE BANKSHARES, INC. ANNOUNCES RECEIPT OF TOWN SQUARE FINANCIAL CORPORATION SHAREHOLDER APPROVAL AND REGULATORY APPROVALS

Ashland, Kentucky – March 13, 2014. Poage Bankshares, Inc. (NASDAQ: PBSK) (the “Company”), the holding company for Home Federal Savings and Loan Association (“Home Federal”), announced that on March 11, 2014, Town Square Financial Corporation (“Town Square”) held a special meeting of its shareholders, at which Town Square obtained approval of the agreement and plan of merger by and among the Company, Town Square, and their respective subsidiaries.

In addition, Home Federal has received approval from the Office of the Comptroller of the Currency to merge Town Square Bank with and into Home Federal, with Home Federal as the surviving institution. The Federal Reserve Board has also provided the Company with its non-objection of the transaction and waiver of any formal regulatory application. Finally, the Securities and Exchange Commission approved the Company’s Registration Statement on Form S-4 to register the stock consideration to be paid to Town Square shareholders.

Ralph E. Coffman, Jr., President and Chief Executive Officer of the Company, stated “We are pleased to announce the receipt of required regulatory approvals and Town Square shareholder approval of the merger transaction. We have been simultaneously working on the integration process of Town Square Bank and look forward to the economies of scale this transaction will bring.”

Town Square shareholders are presently making their cash/stock merger consideration elections. The Company will provide the cash/stock merger consideration election results as soon as they are available. The Company anticipates that the closing of the merger transaction will occur on or about March 18, 2014, at which time the Company will issue a press release announcing the closing of the merger transaction.

About Poage Bankshares, Inc.

Poage Bankshares, Inc. is the savings and loan holding company for Home Federal Savings and Loan Association (the “Association”). The Association, originally chartered in 1889 and headquartered in Ashland, Kentucky, conducts its operations from 6 full-service banking offices located in Ashland, Flatwoods, South Shore, Louisa and Greenup, Kentucky.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition to those risk factors listed in the Company’s Annual Report on Form 10-K, the following factors could cause the actual results of the Company’s operations to differ materially from its expectations: a failure to satisfy the conditions to closing for the proposed merger in a timely manner or at all; disruption to the parties’ businesses as  a result of the announcement and pendency of the transaction; and difficulties related to the integration of  the businesses following the merger.  The Company does not assume any duty to update forward-looking statements.